UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

             Information to be included in statements filed pursuant
           to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to 13d-2(b)

                                (AMENDMENT NO.2)*

                               NationsHealth, Inc.
                                (Name of Issuer)

                         Common Stock, par value $.0001
                         (Title of Class of Securities)

                                    63860C100
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event which Requires Filing of this Statement)

                          Check the appropriate box to
                         designate the rule pursuant to
                          which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


                             *The remainder of this
                               cover page shall be
                                filled out for a
                               reporting person's
                                initial filing on
                                 this form with
                                 respect to the
                                subject class of
                  securities, and for any subsequent amendment
                    containing information which would alter
                   disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
 Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to
            all other provisions of the Act (however, see the Notes).

                       (Continued on the Following Pages)

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund LP

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              TCM Spectrum Fund (QP) LP

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund (Offshore) Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund (Offshore) II Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Select Opportunities Master Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Select Opportunities Fund (Offshore) Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               The Coast Fund L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Management LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Management (Offshore) LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Advisors LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Douglas M. Troob

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             IN, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Peter J. Troob

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             0

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             0

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12.     TYPE OF REPORTING PERSON*

             IN, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 2 is filed with respect to the shares of Common Stock, par value $0.0001 (the "Common Stock") of NationsHealth, Inc. (the "Issuer") beneficially owned by the Reporting Persons (as defined below) as of December 31, 2006, and amends and supplements the Schedule 13G filed on October 28, 2005, as amended (collectively, the "Schedule 13G"). Except as set forth herein, the
Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G are: TCM Spectrum Fund LP ("Domestic Fund"), TCM Spectrum Fund (QP) LP ("QP Fund"), TCM Spectrum Fund (Offshore) Ltd. ("Offshore Fund"), TCM Spectrum Fund (Offshore) II Ltd. ("Offshore Fund II"), TCM Select Opportunities Fund (Offshore) Ltd. ("Select Offshore Fund"), TCM Select Opportunities Master Fund Ltd. ("Select Master Fund"), The Coast Fund L.P. ("Coast"), Troob Capital Management LLC ("Management LLC"), Troob Capital Management (Offshore) LLC ("Offshore Management LLC"), Troob Capital Advisors LLC ("Advisors LLC"), Douglas M. Troob and Peter J. Troob. The Domestic Fund, QP Fund, Offshore Fund, Offshore Fund II, Select Offshore Fund, Select Master Fund, Coast, Management LLC, Offshore Management LLC, Advisors LLC, Douglas Troob and Peter Troob shall be collectively referred to herein as the "Reporting Persons."

ITEM 4.         OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Collectively, the Reporting Persons beneficially own no shares of Common Stock.

     (b)  Percent of Class:

          Not applicable.


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                Not applicable.

          (ii)  Shared power to vote or to direct the vote of shares of Common
                Stock:

                Not applicable.

          (iii) Sole power to dispose or to direct the disposition of shares of Common Stock:

                Not applicable.

          (iv) Shared power to dispose or to direct the disposition of shares of Common Stock:

                Not applicable.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 10.   CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Dated:  February 13, 2007

                         TCM SPECTRUM FUND LP

                         By: Troob Capital Management LLC
                             As General Partner


                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member

                         TCM SPECTRUM FUND (QP) LP
                         By: Troob Capital Management LLC
                                           As General Partner


                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member


                         TCM SPECTRUM FUND (OFFSHORE) LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director


                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) II LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director


                         TCM SELECT OPPORTUNITIES MASTER FUND LTD.



                         By: /s/ Peter Troob
                             -------------------------
                                 Peter Troob, Director

                         THE COAST FUND L.P.
                         By:  Coast Offshore Management (Cayman), Ltd.,
                                 Its Managing General Partner

                               By: /s/ Troy Spencer
                                   -------------------------
                                       Troy Spencer, Chief Administrative
                                                     Officer


                         TROOB CAPITAL MANAGEMENT LLC



                         By: /s/ Peter Troob
                             --------------------------------
                                 Peter Troob, Managing Member


                         TROOB CAPITAL MANAGEMENT (OFFSHORE) LLC



                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member


                         TROOB CAPITAL ADVISORS LLC



                             By: /s/ Peter Troob
                                 --------------------------------
                                     Peter Troob, Managing Member



                         /s/ Douglas M. Troob
                         --------------------
                             Douglas M. Troob


                        /s/ Peter J. Troob
                         -----------------
                            Peter J. Troob